Exhibit 23.2
Consent of independent registered public accounting firm
We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-128945, 333-128553, and 333-125927) and on Form S-8 (Nos. 333-140111, 333-125930, 333-125941, 333-125943, 333-125946, 333-125962, 333-128034, 333-128035, 333-128036, 333-128037, and 333-128038) of Liberty Global, Inc. of our report dated February 22, 2008 relating to the consolidated financial statements of Telenet Group Holding NV as of December 31, 2007 and for the year then ended, which appears in Liberty Global, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2008.

Antwerp, Belgium, February 19, 2009
PricewaterhouseCoopers Bedrijfsrevisoren bcvba
Represented by,

/s/ B. Gabriëls